Exhibit 10.1

Dear Sirs /Madam,

Re:      Facility Letter

We, China Merchants Bank Co., Ltd., Hong Kong Branch ( the "Bank" ), are pleased to offer you ( the "Borrower" ) the general banking facilities ( "Facilities" ) on the following terms and conditions. In this facility letter, words importing the plural shall include the singular and vice versa.

1.	Facilities

1.1	Facility I

The Facilities are available up to the earlier of (i) December 30, 2010 or (ii) 5 banking days before expiry date of the Bank Guarantee issued by China Merchants Bank Co., Ltd., Shenzhen Branch ("Facility I Maturity Date") by way of the following:-

Revolving Loan Facility up to (1) USD20,000,000.00 or (ii) the amount of the Bank Guarantee issued by China Merchants Bank Co., Ltd., Shenzhen Branch, whichever is lower.

Subject to the terms and conditions of this Facility Letter, an Advance ("Advance") may be drawn down by and made to the Borrower following receipt by the Bank at least 2 banking days prior written notice with supporting purchase order or invoice or trade contract. advance shall be repaid on the last day of the applicable interest period. If a new advance is to be made on an interest payment date, then no actual repayment shall be required on the date to the extent of the amount redrawn.

Facility II

The Facilities are available from January 1, 2011 up to the earlier of (i) October 8, 2011 or (ii) 5 banking days before expiry date of the Bank Guarantee issued by China Merchants Bank Co., Ltd., Shanahan Branch ("Facility II Maturity Date") by way of the following:-

a)	Irrevocable Letters of Credit ( "LC" )
b)	Loans against T/R (up to 180 days) ("TR" )
c)	Invoice Financing Loan (up to 180 days) ( "1FL" )

with total facility amount of USD20,000,000.00 or the aggregate amount of the Bank Guarantee, whichever is lower.

1.2
The Facilities will be subject to review periodically as the Bank deem fit at the Bank's sole and absolute discretion. The Facilities shall expire and be repayable forthwith as and when the Bank have given the Borrower notice of such. Nevertheless, the Bank reserve the right at the Bank's sole and absolute discretion to increase, reduce, cancel and / or demand repayment of the Facilities or any part thereof at any time by notice to the Borrower.

2.	Interest, Commissions and Conditions

2.1	Charges and Conditions of the Facilities are as follows ( "Contract Terms" )

Facility I

a)
Interest Period.The Interest Period applicable to each Advance shall have duration of I or 2 months. No Interest Period shall extend beyond the Facility 1 Maturity Date, and if any Interest Period would extend beyond the Facility I Maturity Date, it shall end on the Facility I Maturity Date.

b)
Rate and Calculation. Revolving Loan Facility applicable to each Advance or the relevant part thereof for each Interest Period shall be the rate per annum determined by the Bank to be the aggregate of LIBOR for that Interest Period or the Bank's cost of fund, whichever is higher, plus 1.3% p.a..

Facility II

a)	L/C opening commission: first USD50,000.00 at 1/4% and afterwards at 1/32%

b)	Acceptance commission: first USD50,000.00 at 1/4% and afterwards at 1/32%

c)	T/R Loan interest rate at 1.3% p.a. over (i) LIBOR or (ii) the Bank's cost of fund, whichever is higher.

d)	Commission in lieu of exchange: first USD50,000.00 at 1/4% and afterwards at I/32%

e)	Invoice Financing Loan interest rate at 1.3% p.a. over (i) LIBOR or (ii) the Bank's cost of fund, whichever is higher.

2.2
Interest will accrue from day to day and be calculated on the basis of the actual number of days elapsed and a 365-day year for Hong Kong Dollar or 360-day year for US Dollar or according to the market practice for calculation of other currencies.

2.3	Charges and commissions will be levied and payable as set out as above. Once paid, such charges and commissions shall not be refundable under any circumstances.

3.	Fees for Facility

3.1	Handling fee of 0.7% on drawdown amount shall be payable by the Borrower on the first drawdown date.

3.2	Commissions and Fees shall be levied and payable as set out as above. Once paid, such fees shall not be refundable under any circumstances.

4.	Security

4.1	The Facilities are granted against the following security(ies) ("the Security"):

•	the Bank Guarantee up to an amount of RMB140,000,000.00 issued by China Merchants
•	Bank Co., Ltd., Shenzhen Branch in favour of the Bank.

4.2	The Bank reserve the right to request for any additional securities as the Bank may deem fit at the Bank's sole and absolute discretion from time to time.

4.3
Nothing in this facility letter shall release, terminate or invalidate any security given or security document signed before the date of this facility letter. If there is any such security or security document, the same shall continue to secure the Facilities granted or to be granted under this facility letter.

5.	Conditions Precedent

The Facilities will be available for drawing after the Bank have received the following documents in form and substance satisfactory to the Bank :-

a)	The Bank's standard General Commercial Agreement duly executed by the Borrower.

b)	This Facility Letter duly executed by the Borrower and the Bank.

c)
Certified true copies of the resolutions of the board of directors of the Borrower approving the borrowing on the terms of this Facility Letter and authorising a person or persons to execute Facility Letter, the notice of drawing and any other notices or documents required in connection herewith.

d)	The Bank Guarantee

e)	Such other documents, items or evidence as the Bank may require.

6.	Default Interest

6.1	The Bank reserve the right to collect default interest on any sum (whether principal or interest) overdue and not paid under any of the Facilities at 5% over and above the Contract Terms.

6.2
Default interest shall be calculated on the basis of the actual number of days elapsed and a 365-day year for Hong Kong Dollar or 360-day year for US Dollar or according to the market practice for calculation of other currencies.

7.	Payments

Any payment to be made by the Borrower or which is otherwise due on a business day on which commercial banks are not open for business in Hong Kong /or New. York (including Saturday, Sunday and pubic holidays) shall instead be due on the next buiiness day in the same calendar month and, if none, on the immediately preceding business day.

8.	Set Off

The Bank shall have the right without notice to the Borrower or any other person, to se( off and apply any credit balance on any account (whether subject to notice or not and whether matured or not and in whatever currency) of the Borrower with the Bank against the liabilities of the Borrower under the Facilities, and the Bank are authorized to purchase with the monies standing to the credit of any such account such other currencies as may be necessary for this purpose.

9.	Expenses

The Borrower shall pay to the Bank upon all costs, charges and expenses (including legal expenses on a full Indemnity basis, stamp, courier fee or other duties) incurred by the Bank in connection with the Facilities.

10.	Taxes and Other Deductions

No Deductions or Withholdings. All sums payable by the Borrower under this Facility Letter shall be paid in full without set-off or counterclaim or any restriction or condition and free and clear of any tax or other deductions or withholdings of any nature. If the Borrower or any other person is required by any law or regulation to make any deduction or withholding (on account of tax or otherwise) from any payment for the account of the Bank, the Borrower shall, together with such payment, pay such additional amount as will ensure that the Bank receives (free and clear of any tax or other deductions or withholdings) the full amount which it would have received if no such deduction or withholding had been required. The Borrower shall promptly forward to the Bank copies of official receipts or other evidence showing that the full amount of any such deduction or withholding has been paid over to the relevant taxation or other authority.

11.	General Commercial Agreement

The provisions of the General Commercial Agreement shall also apply to this Facility Letter as if incorporated herein. If there is any conflict between them, this Facility Letter shall prevail.

12.	Governing LAW

This facility letter shall be governed by the Laws of Hong Kong SAR. The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong SAR or arbitration (as decided solely by the bank) as regards any claims or matter arising hereunder.

Please signify your agreement and acceptance of this offer by signing and returning to us the duplicate of this facility letter within 2 weeks from the date of this letter, failing which this offer shall lapse at our discretion.

Should you have any queries, please do feel free to contact our Mr. Jay Ng at (852) 3118 8881.